Exhibit 99.1

Staples Media Contact:	Kirk Saville
508-253-8530

Staples Investor Contact:	Chris Powers
508-253-4632

Office Depot Media Contact:	Karen Denning
630-864-6050

Office Depot Investor Contact:	Mike Steele
561-438-3657

Staples, Inc. Announces Acquisition of Office Depot, Inc.

Combined Company Better Positioned to Serve the Changing Needs of Customers and Compete Against a Large and Diverse Set of Competitors

Strategic Combination Expected to Deliver at Least $1 Billion of Annualized Synergies by Third Full Fiscal Year Post-Closing

Cost Savings and Operational Efficiencies to Dramatically Accelerate Staples’ Strategy of Driving Growth in Delivery Businesses and Categories Beyond Office Supplies

Provides Ability to Optimize Retail Footprint

Generates Significant Value for Shareholders; Accretive to EPS in First Year Post-Closing1

FRAMINGHAM, Mass. and BOCA RATON, Fla., February 4, 2015 – Staples, Inc. (Nasdaq: SPLS) and Office Depot, Inc. (Nasdaq: ODP) today announced that the companies have entered into a definitive agreement under which Staples will acquire all of the outstanding shares of Office Depot. Under the terms of the agreement, Office Depot shareholders will receive, for each Office Depot share, $7.25 in cash and 0.2188 of a share in Staples stock at closing.  Based on Staples closing share price on February 2, 2015, the last trading day prior to initial media speculation around a possible transaction, the transaction values Office Depot at $11.00 per share.  This represents a premium of 44 percent over the closing price of Office Depot shares as of February 2, 2015, and a premium of 65 percent over the 90-day average closing price of Office Depot shares as of February 2, 2015.  The transaction values Office Depot at an equity value of $6.3 billion.

1  Excluding one-time integration and restructuring costs and purchase accounting adjustments

Staples began discussions to acquire Office Depot in September 2014.  The agreement has been unanimously approved by each company’s Board of Directors.  With the acquisition of Office Depot, Staples will have pro forma annual sales of approximately $39 billion.

“This is a transformational acquisition which enables Staples to provide more value to customers, and more effectively compete in a rapidly evolving competitive environment,” said Ron Sargent, Staples’ chairman and chief executive officer. “We expect to recognize at least $1 billion of synergies as we aggressively reduce global expenses and optimize our retail footprint.  These savings will dramatically accelerate our strategic reinvention which is focused on driving growth in our delivery businesses and in categories beyond office supplies.”

“This transaction delivers great value for our shareholders and creates a company ideally positioned to serve our customers and grow over the long term,” said Roland Smith, chairman and chief executive officer for Office Depot, Inc. “It is also an endorsement of our many accomplishments and the tremendous success we’ve had integrating Office Depot and OfficeMax over the past year.  We look forward to bringing our experience and knowledge to the new organization.”

Staples expects to generate at least $1 billion of annualized cost synergies by the third full fiscal year post-closing.  The majority of these synergies would be realized through headcount and general and administrative expense reductions, efficiencies in purchasing, marketing, and supply chain, retail store network optimization, as well as sharing of best practices.  Staples estimates one-time costs of approximately $1 billion to achieve its synergy target.

Following the closing of the transaction, Staples’ newly constituted Board of Directors will increase in size from 11 members to 13 members and include two Office Depot directors approved by Staples.  Staples’ corporate headquarters will remain in Framingham, Mass. and Sargent will continue to serve as Staples’ Chairman and Chief Executive Officer.

In connection with the acquisition, Staples has obtained financing commitments from Barclays and BofA Merrill Lynch for a $3 billion ABL credit facility, and a $2.75 billion 6-year term loan.  The closing of the transaction is not subject to financing conditions.  Staples is committed to maintaining its current quarterly dividend of $0.12 per share and has temporarily suspended its share buyback program to focus on paying down transaction related debt.  Staples is committed to a prudent capital structure that maximizes financial flexibility and supports a balanced and diverse cash deployment strategy, including the resumption of share buybacks over the longer term.

The transaction is subject to customary closing conditions, including antitrust regulatory approval and Office Depot shareholder approval, and is expected to close by the end of calendar year 2015.  Staples will remain focused on its strategic reinvention plan, and Office Depot will remain focused on its integration of OfficeMax during this period.

Barclays is acting as exclusive financial advisor to Staples.  Wilmer Cutler Pickering Hale and Dorr LLP and Weil, Gotshal & Manges LLP are acting as legal advisors to Staples.  Peter J. Solomon Company is acting as exclusive financial advisor to Office Depot.  Simpson Thacher & Bartlett LLP is acting as legal advisor to Office Depot.

Conference Call and Webcast Information

The management teams of Staples and Office Depot will hold a joint conference call and simultaneous webcast today, February 4, 2015 at 8:00 a.m. (ET) to discuss the transaction.  Participants will include Ron Sargent, Staples’ Chairman and Chief Executive Officer, Christine Komola, Staples’ EVP and Chief Financial Officer, and Roland Smith, Office Depot’s Chairman and Chief Executive Officer.  To access the conference call, dial 617-399-5130.  The passcode is 62894773.  To access the webcast, visit the Investor Relations section of Staples’ website at http://investor.staples.com.  A replay of the webcast will be available online at http://investor.staples.com.

Important Additional Information will be Filed with the SEC

Staples plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction and Office Depot plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Staples, Office Depot, the transaction and related matters.  Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Staples and Office Depot through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Staples by contacting Staples’ Investor Relations Department at 800-468-7751, or from Office Depot by contacting Office Depot’s Investor Relations Department at 561-438-7878.

Staples and Office Depot, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement.  Information regarding the Staples’ directors and executive officers is contained in Staples’ proxy statement dated April 11, 2014, which is filed with the SEC.  Information regarding Office Depot’s directors and executive officers is contained in Office Depot’s proxy statement dated March 24, 2014, which is filed with the SEC.  To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the 2014 proxy statements, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement/Prospectus to be filed by Office Depot in connection with the transaction.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Staples and Office Depot, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company, and any other statements about Staples’ or Office Depot’s managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including:  the ability to consummate the transaction; the risk that Office Depot’s stockholders do not approve the merger; the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist shareholders to the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability to successfully integrate Staples’ and Office Depot’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and the other factors described in Staples’ Annual Report on Form 10-K for the year ended February 1, 2014 and Office Depot’s Annual Report on Form 10-K for the year ended December 28, 2013 and their most recent Quarterly Reports on Form 10-Q each filed with the SEC.  Staples and Office Depot disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.

About Staples

Staples makes it easy to make more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (SPLS) is available at www.staples.com.

About Office Depot

Formed by the merger of Office Depot and OfficeMax, Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school, or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has combined pro forma annual sales of approximately $17 billion, employs more than 58,000 associates, and serves consumers and businesses in 57 countries with more than 2,000 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, DiVOGA, Ativa, WorkPRO, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.